Exhibit 99.1

Post Holdings Second Quarter Fiscal Year 2020 Earnings Conference Call Prepared Remarks of
Robert V. Vitale, President and Chief Executive Officer – May 8, 2020

Good morning. Thanks Jennifer and thank you all for joining us. I want to begin my comments by recognizing and thanking the thousands of Post employees who have risen to the challenge and kept our supply chains working. We all owe gratitude to the people who keep our stores stocked and who do their part in making this challenge just a bit easier.
As you might expect, we had a strong second quarter; our retail channel businesses performed well and foodservice trailed off as the COVID crisis erupted. This morning I want to share with you our principles for managing through this, then briefly comment on how we expect it to continue to benefit our retail businesses. Most of my time will be focused on helping you understand the impact on foodservice and the path to normalcy. As you saw in our release, we withdrew our fiscal 2020 guidance which primarily resulted from uncertainty surrounding foodservice volume trajectory.
At the onset of this crisis, we adopted three principles. First, we would protect the physical safety of our colleagues. Second, we would keep our supply chains intact. And finally, that we would cushion the economic impact on our people. While we remain committed to delivering long-term value to our shareholders, we are also committed to navigating this crisis in a compassionate manner. We are investing in our front-line people in the form of incremental bonuses and in the form of additional safety measures. As I mentioned, essential workers in our supply chain are helping to feed each of us and we owe them our gratitude. We do have plants that support foodservice in which the demand reduction has led to a temporary furlough. We are structuring furlough programs to minimize the impact to employees until we can return to full production. Cost reduction actions are more restrained than they would be if we considered the demand destruction permanent. We are balancing the obligations that flow from our principles, with our objective to build value. We believe this balance is not only the morally right thing to do, it is the economically right thing to do. Our culture, our respect for each other and our commitment to our purpose are all being strengthened.
Post has a diversified set of businesses and we see that clearly in the impact of COVID-19. Our retail businesses saw a surge in demand and our foodservice business saw a dramatic decrease in demand.
My comments about retail will echo what you have heard elsewhere. March had spikes in demand, during which our supply chains were stretched. I am quite proud of how they performed across each of our platforms. Jeff will provide more detail, but it’s fair to say our results were quite solid. We believe we are well-positioned to benefit from this experience. As a general statement, compared to our competitors, our business includes a greater number of brands with lower household penetration. I would include in this category MOM brand bag cereal, Bob Evans brand side dishes and Premier Protein brand shakes. This experience accelerated household penetration and we expect the benefit to be long-lasting. Meanwhile, specifically within cereal, there was a re-engagement with the category that seems to have momentum. It is early to make predictions on the durability of this trend, but I would say we have cause for cautious optimism. This is true in both the U.S. and the U.K. In the short term, specifically the balance of 2020, we expect cereal and refrigerated retail products to be strong for the balance of the year. Protein shakes had a demand spike in March, but fell off in April. Most of the April result is pantry deloading, but there is an element of on-the-go consumption that we may temporarily lose. Nonetheless, we expect the trial benefit to remain. If you tune into the BellRing call, you will get greater detail. On balance, we expect to have quite a strong year in our retail businesses.
In contrast, our foodservice platform has been materially impacted by shelter in place orders and the resulting demand destruction. As I mentioned, our cost reduction actions are restrained by our assumption that the demand will rebuild as the economy re-opens.
Within foodservice we have channels directly affected by COVID responses and those less affected. Directly affected channels include full service restaurants, quick service restaurants, education and travel and lodging. These channels represent approximately 50% of segment sales. Less affected channels would include food ingredient, healthcare, government and other smaller channels.
In the first month of the crisis, distributors essentially stopped purchasing in order to reallocate their inventory from affected to unaffected channels. This cost us one purchasing cycle and it cost us some aged inventory. We are now through this initial cycle, but it bottomed at 65% declines through most of April. We are now running closer to down 45% and it seems to be improving each week. We expect that demand recovery will vary by subchannel and be based on consumer purchasing confidence.
The April loss of a purchasing cycle resulted in revenue levels below our fixed costs. Meanwhile, we are incurring incremental costs from the demand falloff. These are not systemic costs; they are instead reactive to managing the crisis. For example, we are meeting demand for conventional egg products using cage-free inventory, simply because of a demand/supply mismatch. We also have significantly higher freight costs in redistributing product. At the risk of redundancy, I again want to stress that we are not attacking fixed costs aggressively as we are retaining capacity for the demand rebuild. As I mentioned, our recovery trajectory is encouraging. With the loosening of shelter-in-place orders and the adaptations being made, such as curbside delivery, we expect an improvement each month and into Q4, with Q4 significantly outperforming Q3. We expect full recovery to take through fiscal 2021 as subchannels like travel and lodging will take longer to heal. This high degree of variability is why we withdrew guidance.
Despite the reduction in expected EBITDA from foodservice, we will come close to our original estimates for second half free cash flow. The decline in foodservice EBITDA is offset by increases in retail plus natural declines in working capital, capital spending and taxes. In no scenarios do we have any concerns about liquidity and are frankly well-positioned to be offensive should attractive opportunities arise. We entered the crisis with over $500 million in cash on hand. In mid-March, we had some concerns about financial system liquidity and we drew $500 million on our revolver. These concerns were unfounded and we are now beginning to lower the amount drawn. In April alone, excluding BellRing, we generated $140 million in cash.
Because of the initial uncertainty, we suspended our share buyback program. We will continue to reevaluate our capital allocation strategies as more information becomes available. We want to strike the right balance between the prudent level of defensive positioning and the opportunity to take attractive strategic actions should the opportunity arise.
Let me close by saying that our people have done an extraordinary job across the board. Where we are benefiting, we have stepped up into greater demands on all aspects of our business, and where we are hurting, we are making tough decisions in a humane and prudent manner. This is a challenging year, but I am more proud of this company than I have ever been.
With that, I will now turn the call over to Jeff.